                                                               Exhibit 11.1



                             PITT-DES MOINES, INC.



                       Computation of Earnings Per Share
                                  (Unaudited)


                                            For the three months ended
                                                    September 30,
                                       ----------------------------------------
                                              1994                 1993
                                       --------------------  ------------------
PER SHARE AMOUNTS

    Net income reported                            $  2.04              $  1.22
                                                   =======              =======




PRIMARY EARNINGS PER SHARE

    Average shares outstanding         2,323,978             2,323,978
    Dilutive options                           -                     -
                                       ---------             ---------
                                       2,323,978             2,323,978
                                       =========             =========

      Net income per share                         $  2.04               $  1.22
                                                   =======               =======


FULLY DILUTED EARNINGS PER SHARE

    Average shares outstanding         2,323,978              2,323,978
    Dilutive options                           -                      -
                                       ---------              ---------
                                       2,323,978              2,323,978
                                       =========              =========


      Net income per share                         $  2.04               $  1.22
                                                   =======               =======

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